Exhibit 10.1

EMPLOYMENT AGREEMENT

                       THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 30, 2006 (the “Effective Date”) by and between SIMON RAAB (“Executive”), and FARO TECHNOLOGIES, INC. (hereinafter, the “Company”), a Florida corporation having its principal place of business at 125 Technology Park, Lake Mary, FL  32746.

                       WHEREAS, Executive is employed fulltime by Company, currently as its Chief Executive Officer (“CEO”); and

                       WHEREAS, Executive wishes to continue to be employed by Company on the terms and conditions set forth in this Agreement and Company wishes to continue to employ Executive on those terms and conditions;

                       NOW THEREFORE, for and in consideration of the covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged the parties agree as follows:

TERMS AND CONDITIONS

          1.          Term

                       The term of this Agreement shall extend from the date hereof until January 1, 2007, unless terminated sooner pursuant to the provisions of this Agreement (“Term”).

          2.          Position, Responsibilities and Duties

                       The Company hereby employs Executive as the Chief Executive Officer (“Executive CEO”) of the Company.  As such, and subject to the provisions of the Agreement set forth in this Section 2, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of and consistent with Executive’s position as the Chief Executive Officer of the Company.  Executive hereby accepts this employment upon the terms and conditions herein contained.

(a)

Unless Executive elects to alter his fulltime commitment in accordance with Section 2(b), Executive will continue to devote his full business efforts from his home and will be available at all reasonable times in person at the Company’s headquarters, by telephone, facsimile and email as the parties deem necessary and appropriate.  As Executive CEO, the duties will include but not be limited to:  such responsibilities as are normally part of a CEO’s position in a US based multi-national public company including but not limited to overseeing operations, overseeing the finance and accounting function for the Company; reviewing and analyzing the Company affiliates’ business results with the executive staff; and overseeing the strategic and annual planning process.  In addition and specifically, Executive will:

(i)

mentor, support, oversee and supervise as is required the individual named by the Board of Directors (“Board’s Co-CEO Nominee” or successor) to succeed the Executive as CEO (the “mentor function”); and

(ii)

at the pleasure of the Board of Directors of the Company, hold the position and fulfill the role of Chairman of the Board of Directors and of its Strategic Planning Committee.  The role, responsibility and compensation of the Chairman of the Strategic Planning Committee will be subject to the direction of the Board of Directors from time to time and will primarily involve the expansion, growth, strategic direction, vision and technologic innovation of the Company.

                       Notwithstanding Executive’s commitments, nothing shall preclude Executive from engaging in appropriate civic, charitable, religious and non-profit activities and so long as they do not interfere with or conflict with Company’s policies regarding such matters.

(b)

Current Period (2006):  Beginning on January 30, 2006, in consultation with the Board of Directors and the Executive, the Executive may elect to alter his fulltime commitment to serve as Co-CEO where the other Co-CEO is the Board’s Co-CEO Nominee.  It is not anticipated that the Executive will further reduce his commitment earlier than when the Board’s nominee is fully capable of fulfilling the CEO role without the Executive as Co-CEO, which may be as early as 2007.

As Co-CEO, in addition to the role normally appropriate for a CEO:

(i)	Executive and the Board’s Co-CEO Nominee, will collaborate and cooperate to share the responsibilities as CEO as they agree between themselves and subject to the approval of the Board of Directors;

(ii)	Executive will be expected to continue to mentor the Board’s Co-CEO Nominee;

(iii)

At the pleasure of the Board of Directors of the Company the Executive will be expected to continue, the role of Chairman of the Board and Chairman of the Strategic Planning Committee of the Board of Directors as described in Section 2(a)(ii) above; and

(iv)

Executive will be expected to devote such time as is reasonably necessary to manage his share of the responsibilities in addition to the mentoring, but in no event will he be expected, in a fiscal year, to average more than 80 hours each month to work for the Company in his capacity as Co-CEO.

(c)

Final Period (2007):  Beginning on January 1, 2007, the Executive, in consultation with the Board of Directors, may elect to again alter his commitment.  It is anticipated that beginning in 2007 and assuming successful completion of the mentor function Executive will relinquish his position as Co-CEO and may or may not continue as the Chairman of the Board of Directors or of its Strategic Planning Committee and as an executive officer of the Company as he, in his absolute discretion, shall decide.

          3.          Compensation

                       From and after the effective date of this Agreement and through the Period set forth in Section 2(b) above, the Company shall pay Executive half his then current salary, as base compensation, subject to increases and such bonuses and other compensation as the Board may determine in its sole discretion taking into account relevant Company policies and procedures, if any.

                       From and after the commencement of the Final Period set forth in Section 2(c) above, the Company shall pay Executive such amount as the Board and Executive agree is reasonable having regard to the then role of the Executive.

          4.          Reimbursement of Expenses

                       During the Term of this Agreement, the Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Company’s policies in effect from time to time with respect to travel, entertainment and other expenses, subject to the company’s requirements with respect to reporting and documentation of such expenses.  Company will pay expenses in maintaining communications capability from Executive’s home and other costs such as is consistent with “office in home” policies as they may be determined by Company from time to time.

          5.          Stock Options and Restricted Share Units (RSUs)

                       As part of Executive’s compensation, the Company may issue to Executive stock options and or RSUs and the Company may establish vesting rules as approved by the Board in its sole discretion.

                       Notwithstanding the foregoing, all stock options and RSUs shall vest upon occurrence of the first of the following events:

(a)	the death or disability of Executive;

(b)	the termination of Executive’s employment with the Company by the Company other than for Good Cause (as defined in Section 7 hereafter), or

(c)	the termination of Executive’s Employment by Executive for Good Reason (as defined in Section 9 hereafter); or

(d)	a change in control as defined in Section 9(g) hereafter; or

(e)	if the Board approves any sale, exchange or other transfer of all or substantially all of the assets of the Company, or adopts any plan or proposal for the liquidation or dissolution of the Company.

                       Executive may exercise his vested stock options by delivering a written notice to the Company identifying the number of options being exercised, accompanied by payment of the full exercise price.  Executive or his Estate shall have a period of 90 days following the termination of his employment with the Company or other event set forth in this Section 5 to exercise his vested stock options.

                       Executive and the Company acknowledge that the stock option and restricted share unit (RSU) plans are administered by the Compensation Committee of the Board of Directors.  To the extent appropriate to effect the intent of this agreement, the appropriate officers of the Company will recommend to the Compensation Committee of the Board of Directors that Executive’s grant agreements for any current or future options or RSUs be amended or contain language sufficient to reflect both (i) the acceleration of vesting upon the events listed in subsections 5(a) through (e) above, as well as the forfeiture of unvested options in the event Executive’s employment as an officer of the Company is terminated for reasons other than those specified in subsections 5(a) through (e) above.

          6.          Benefit Programs

                       Executive shall be entitled to participate in any benefit programs which the Company provides for its executive employees in accordance with Company policies and procedures.  Such benefits may include health insurance, disability insurance, life insurance, cafeteria plans, pension and profit sharing plans, and other employee benefit plans as may be developed and designed from time to time.

          7.          Termination by Company for Good Cause

                       Executive’s employment under this Agreement may be terminated by the Company for Good Cause upon a minimum of 60 days prior written notice describing in reasonable detail the basis of the Good Cause.  The term “Good Cause” means any one or more of the following acts committed by Executive that have had or that the Board in its sole discretion determines could have a material adverse effect on the Company or result in a lack of confidence or trust in Executive by the Company’s Board of Directors as determined by them in their sole discretion:

(a)

Executive’s conviction of a criminal or other statutory offence which has a potential sentence of imprisonment greater than six (6) months or the Executive’s conviction of a criminal or other statutory offence (which conviction, through lapse of time or otherwise, is not subject to appeal) involving, in the sole discretion of the Board of Directors of the Corporation, moral turpitude;

(b)

Executive’s possession or use of illegal drugs or prohibited substance, or Executive’s excessive drinking of alcoholic beverages to such extent that it impairs his ability to perform his duties and responsibilities under this Agreement;

(c)

Executive’s commission of theft, fraud, dishonesty, misappropriation, fraud or wilful misconduct involving the property, business or affairs of the Corporation or the Subsidiaries or the carrying out of the Executive’s duties, including, without limitation, any breach by the Executive of the representations, warranties and covenants contained in Section 21;

(d)

Executive’s wilful failure to properly carry out the Executive’s duties and responsibilities in accordance with this Agreement as directed by the Board of Directors, provided such failure has not been cured within the 60-day notice period and there is only one such failure;

(e)	the Executive’s breach of a material fiduciary duty owed to the Company or the Subsidiaries; or

(f)	the Executive’s refusal to follow the lawful written direction of the Board of Directors of the Company.

                       If the Company terminates this Agreement for Good Cause, the Company shall pay to Executive his full salary, bonus and benefits to which he is then entitled through the date of termination specified in the Company’s Notice of Termination.

          8.          Termination by Company Without Good Cause

                       The Company may terminate this Agreement without Good Cause by 90 days prior written notice.  If the Company terminates Executive’s employment without Good Cause, the Company willcontinue to pay to Executive:

(a)

as severance, the Executive’s compensation (including salary, bonuses, and other benefits) under this Agreement through to the date of termination specified in the Company’s Notice of Termination, however, at Company’s discretion it can make such a cash payment in lieu of 90 days notice; and

(b)

plus an additional amount equal to Executive’s then annual compensation (including salary, bonuses, and other benefits) at the time of termination (the “Severance Proceeds”).  The Severance Proceeds shall be paid in periodic installments, no less frequently than monthly, during the 12 months following the Notice Period, and shall not be mitigated by virtue of the Executive obtaining employment elsewhere.  The Company shall maintain or pay the cost of maintaining during the 12-month period following termination all medical, health, life and disability benefits or coverage at the same level as previously provided to Executive by the Company.

                       At the Company’s discretion it may make a one-time cash payment in lieu of the above other than in respect of the cost of maintaining during the 12-month period following termination all medical, health, life and disability benefits or coverage at the same level as previously provided to Executive by the Company.

          9.          Termination by Executive with Good Reason

                       Executive shall be entitled to receive the Severance Proceeds described in Section 8(a) and (b) above in the event Executive terminates his employment with Good Reason.  For purposes of this Agreement “Good Reason” shall mean action by the Company, which has the effect of or results in:

(a)	diminishing Executive’s then annual compensation;

(b)	reassigning Executive to another position other than as set forth in this Agreement, or assigning Executive duties that are inconsistent with his position with the Company and this Agreement;

(c)

directing or assigning Executive to perform any act, or to refrain from performing any act, constituting a violation of law with respect to which Executive reasonably concludes that he or the Company could be subject to civil or criminal penalties or damages and as to which he has notified the board of directors;

(d)	causing a material beach of any other provision of this Agreement;

(e)

failing to continue in effect any material Executive benefit plan, program, or arrangement in which Executive was previously participating (or plans, programs or arrangements providing Executive with substantially similar benefits) unless such plans have been altered for the majority of other Company executives;

provided, however, that any such action referred to in subparagraphs 9(a) to 9(e) by the Company shall not constitute Good Reason unless the Company has failed to substantially cure such action within thirty (30) days following the delivery by Executive of written notice to the Company specifying in reasonable detail the nature of the claimed action.  It will constitute Good Reason if the Company takes such actions referred to in subparagraphs 9(a) to 9(e) again after having done so once before, notwithstanding the failure on the Company’s part was cured on the first occasion.

(f)	the termination of Executive’s employment following a Change in Control, provided that Executive provides notice of his termination within 365 days of the Change in Control;

(g)	any other material breach by the Company of the terms of this Agreement.

For purposes of this Agreement a Change in Control shall mean:

(a)	If any change in the control of the Company results in any person or entity having more than 50% beneficial ownership or control of the Company’s outstanding common stock;

(b)

If any “Person” or group of Persons (as such terms are used in Sections 13(d) and 14(d) (2) of the Securities and Exchange Act), shall become the beneficial owner (within the meaning of Rule 13(d) (3) under the Exchange Act) of fifty percent (50%) or more of the outstanding common stock (a “Fifty Percent Beneficial Owner”) of the Company;

(c)

If there shall be consummated a consolidation or merger of Company, in which Company is not the continuing or surviving corporation or other entity, other than a consolidation or merger of the Company in which immediately after the transaction, (A) the holders of shares of the Company common stock immediately prior to the consolidation or merger have at least fifty percent (50%) of the total voting power of the surviving corporation or other entity, (B) at least a majority of the then Board of Directors of the resulting corporation or other entity were members of the Incumbent Board, being the Board of  Directors after a consolidation or merger of the Company, (C) no person or entity is a Fifty Percent Beneficial Owner of the continuing or surviving corporation or other entity; and

(d)	If there shall be consummated a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company.

          10.        Executive’s Death or Disability

                       In the event of the Executive’s death or disability, any sums due to Executive under any Section of this Agreement will be distributed to his estate or as he or his representatives direct.  The amounts due to the Executive in the event of his death or disability will be consistent with Company policy for other executives, however, in the case of death no notice or payment in lieu of notice is required and in the case of disability, 90 days notice is required and any payments which would otherwise be made after death will be accelerated to be made as soon as possible thereafter.  Executive’s disability means, for purposes of this Agreement, such physical or mental incapacity of Executive that renders him completely unable to perform his responsibilities hereunder during any consecutive period of 90 days or aggregate period of 180 days within any 12-month period, as determined by an independent physician agreed to by the Board and Executive.

          11.        Board Role

                       For greater certainty, termination of the Executive’s employment role is independent of his role on the Board of Directors or its Strategic Planning Committee.

          12.       Termination by Executive without Cause or Good Reason after December 31, 2006

                       Notwithstanding the anticipation of Executive’s continued employment after 2006, the Executive may terminate all employment obligations during 2007 upon 90 days notice.  For the period of ninety days after delivery of the notice through to termination, compensation will continue to be paid in accordance with this Agreement.  After termination no further amounts will be paid except for an additional 12 months salary and benefits at what ever the rate of pay was during 2006.

                       For greater clarity, in addition should Executive decide not to continue in an executive capacity post 2006 by his own choice or because he and the company failed to reach mutually acceptable continued employment terms with the Company, he will receive a severance equal to his 2006 remunerations including salary and benefits at what ever the rate of pay was in effect during 2006.

          13.        Return of Company Property

                       All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company or any of the Companies or their representatives, vendors or customers which pertain to the business of the Company or any of the Companies shall be and remain the property of the Company or the Companies, as the case may be, and be subject at all times to their discretion and control.  Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or the Companies which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive’s employment.

          14.        Inventions

                       Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment, if conceived during employment, and which are directly related to the business or activities of the Company and which Executive conceives as a result of his employment by the Company.  Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee.  Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

          15.        Indemnification

                       In addition to any separate agreements between Executive and the Company relating to indemnification, or any indemnification provided under the Company’s articles of incorporation, or by-laws, the Company will defend, indemnify and hold harmless Executive, to the fullest extent permitted by applicable law, with respect to any liability, damage, cost or expense (including reasonable counsel fees) incurred in connection with the defense of any claim, action, suit or proceeding to which he is party, or threatened with suit or claim, by reason of his being or having been an officer or director of the Company or any subsidiary or affiliate of the Company, or his serving or having served at the request of the Company as a director, officer, employee or agent of another corporation of a partnership, joint venture, trust, business organization, enterprise or other entity, including service with respect to employee benefit plans.  In addition, Company shall advance to Executive any expenses required to defend any action, suit or proceeding subject to refund to the Company as provided by applicable Florida Law.

          16.        Arbitration

                       Any controversy or claim arising out of or relating to this Agreement or to the breach thereof pursuant to Executive’s employment by the Company shall be settled exclusively by binding arbitration conducted in Orlando, Florida in accordance with the Employment Rules of the American Arbitration Association then in effect, by a single independent arbitrator selected mutually by the Company and Executive.  If the parties cannot agree on an arbitrator, within 30 days of commencement of an arbitration proceeding hereunder, either party may request that the American Arbitration Association select a candidate in accordance with the rules.  The decision of the arbitrator shall be final and binding.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The initial filing fees for any arbitration proceeding conducted hereunder shall be borne by the Company, unless otherwise determined by the arbitrator.

          17.        Litigation or Arbitration Expenses

                       In any action or dispute, at law or in equity, that may arise under or otherwise relate to the terms of this Agreement, the prevailing party will be entitled to full reimbursement of his or its litigation or arbitration expenses from the other party.  Litigation and arbitration expenses include attorney’s fees, defense costs, witness fees and other related expenses including paralegal fees, travel and lodging expenses and costs, through trial and appeal, and/or through the finalization of the arbitration and the entering of the arbitrators award.  Reimbursement is due within 30 days of written notice after prevailing.

          18.        Definitions

(a)

“Business Records”, with respect to a Person, means all business and financial records of or relating to the Person or the Person’s business (whether or not recorded on computer) including but not limited to customer lists, lists of suppliers, surveys, plans and specifications, information about personnel, purchasing and internal cost information, operating manuals, engineering standards and specifications, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies, contracts and their contents, customer or client services, data provided by customers or clients and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers or clients of the Person or any subsidiary of the Person;

(b)

“Confidential Information”, with respect to a Person, means all information and facts (including Intellectual Property and Business Records) relating to the business or affairs of the Person and the subsidiaries of the Person or their respective customers, clients or suppliers that are confidential or proprietary, whether or not such information or facts: (i) are reduced to writing; (ii) were created or originated by an employee; or (iii) are designated or marked as “confidential” or “proprietary” or some other designation or marking. For greater certainty, Confidential Information includes, but is not limited to:

(i)

work product resulting from or relating to work or projects performed or to be performed by an employee, including but not limited to interim and final lines of inquiry, hypotheses, research and conclusions and the methods, processes, procedures, analyses, techniques and audits used in connection with research and conclusions;

(ii)

computer software of any type or form and in any stage of actual or anticipated development, including but not limited to, programs and program modules, routines and subroutines, procedures, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs;

(iii)

all information which becomes known to an employee as a result of the employee’s employment by the Person or any of the Person’s subsidiaries, which the employee, acting reasonably, believes or ought to believe is confidential or proprietary information from its nature, or from the circumstances surrounding its disclosure to the employee;

With respect to the employment of the Executive by the Corporation, Confidential Information does not include the general skills and experience gained during the Executive’s employment or engagement with the Corporation or any of the Subsidiaries which the Executive could reasonably have been expected to acquire in similar employment or engagements with other employers;

(c)

“Intellectual Property” means all intellectual property including but not limited to trade marks and trade mark applications, trade names, certification marks, patents and patent applications, copyrights, know-how, formulae, processes, inventions, technical expertise, research data, trade secrets, industrial designs and other similar property, and all registrations and applications for registration thereof, and includes computer software, formulae, processes, patterns, discoveries, devices or compilations of information (including production data, technical and engineering data, test data and test results, and the status and details of research and development of products and services);

(d)

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

(e)	“Subsidiaries” means all business entities owned in whole or part by the Company.

          19.        Non-Competition Agreement

(a)

Executive recognizes that the Company’s willingness to enter into this Agreement is based in material part on Executive’s agreement to the provisions of this Section 19 and that Executive’s breach of the provisions of this Section 19 could materially damage the Company.  Subject to the further provisions of this Agreement and in consideration of the Company’s agreement to provide Executive access to Confidential Information as defined below, Executive will not, during the term of his employment with the Company, and for a period of five (5) years (unless a lesser period is specified hereafter) immediately following the termination by the Company of such employment for Cause or in the event Executive terminates his employment without Good Reason or in the event Executive is entitled to a Severance Payment in connection with his termination and such Severance Payment is timely paid directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

(i)

engage, as an employee, officer, director, shareholder, owner, partner, joint venturer, or in any managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business in direct competition with the Company or any majority-owned subsidiary or affiliate of the Company (collectively, the “Companies”);

(ii)

for a period of two (2) years call upon any person who is, at that time, an employee of any of the Companies for the purpose or with the intent of enticing such employee away from or out of the employ of any of the Companies;

(iii)

call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of any of the Companies for the purpose of soliciting or selling products or services in direct competition with any of the Companies;

(iv)

call upon any prospective acquisition candidate, on Executive’s own behalf or on behalf of any competitor, which candidate was, to Executive’s knowledge, within the preceding one year, either called upon by any of the Companies or for which any of the Companies made an acquisition analysis, for the purpose of acquiring such entity; or

(v)

disclose customers, whether in existence or proposed, of any of the Companies to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except to the extent that any of the Companies has in the past disclosed such information to the public for valid business reasons.

                       Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment (i) not more than 1% of the capital stock of a competing business, whose stock is traded on a national securities exchange, the Nasdaq Stock Market or similar market or (ii) not more than 5% of the capital stock of a competing business whose stock is not publicly traded unless the Board consents to such acquisition.

(b)

Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, Executive agrees that foregoing covenant may be enforced by the Company, in the event of breach by him, by injunctions and restraining orders.

(c)

It is agreed by the parties that the foregoing covenants in this Section 19 impose a reasonable restraint on Executive in light of the activities and business of the Companies on the date of the execution of this Agreement and the current plans of the Companies; but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Companies throughout the term of this Agreement.  Following the termination by the Company of Executive’s employment for Cause or the termination by Executive of his employment without Good Reason or in the event Executive is entitled to a Severance Payment in connection with his termination and such Severance Payment is timely paid, the covenants in this Section 19 will apply only with respect to the activities, business and locations of the Companies on the effective date of such termination.

(d)

The covenants in this Section 19 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

(e)

All of the covenants in this Section 19 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defence to the enforcement by the Company of such covenants. It is specifically agreed that the period of five (5) years, following termination by the Company of Executive’s employment for Cause or the termination by Executive of his employment without Good Reason or in the event Executive is entitled to a Severance Payment in connection with his termination and such Severance Payment is timely paid during which the agreements and covenants of Executive made in this Section 19 shall be effective, shall be excluded from such computation any time during which Executive is in violation of any provision of this Section 19.

(f)	The Company and Executive hereby agree that this covenant is a material and substantial part of this Agreement.

(g)	The parties agree that the covenants in this Section 19 shall apply in the event this Agreement expires without renewal.

(h)

Notwithstanding any provision herein to the contrary, in the event the covenants in this Section 19 apply because Executive is entitled to a Severance Payment, the duration of such covenants following the termination of Executive’s employment shall not exceed the greater of (i) the balance of the term of this Agreement at the time of termination or (ii) five (5) years.

          20.        Confidentiality

(a)

All Confidential Information of the Corporation, the Subsidiaries, and their respective customers and clients, whether it is developed by the Executive during the Employment Period or by others employed or engaged by or associated with the Corporation or any of the Subsidiaries, is the exclusive property of the Corporation, any of the Subsidiaries or their respective customers or clients, and shall at all times be regarded, treated and protected as such, as provided in this Agreement.

(b)

As a consequence of the acquisition of Confidential Information, the Executive will occupy a position of trust and confidence with respect to the affairs and business of the Corporation, the Subsidiaries, and their customers and clients.  In view of the foregoing, the Executive agrees that it is reasonable and necessary for the Executive to make the following covenants regarding the Executive’s conduct during and subsequent to the Employment Period:

(i)

The Executive shall not disclose Confidential Information of the Corporation, the Subsidiaries, or their respective customers or clients to any Person (other than as necessary in carrying out the Executive’s duties on behalf of the Corporation) at any time during or subsequent to the Employment Period without first obtaining the Corporation’s consent, and the Executive shall take all reasonable precautions to prevent inadvertent disclosure of any such Confidential Information. This prohibition includes, but is not limited to, disclosing or confirming the fact that any similarity exists between such Confidential Information and any other information.

(ii)

The Executive shall not use, copy, transfer or destroy any Confidential Information of the Corporation, the Subsidiaries, or their respective customers or clients (other than as necessary in carrying out the Executive’s duties on behalf of the Corporation) at any time during or subsequent to the Employment Period without first obtaining the Corporation’s consent, and the Executive shall take all reasonable precautions to prevent inadvertent use, copying, transfer or destruction of any such Confidential Information. This prohibition includes, but is not limited to, licensing or otherwise exploiting, directly or indirectly, any products or services which embody or are derived from such Confidential Information or exercising judgment or performing analysis based upon knowledge of such Confidential Information.

(iii)

Within five days after the termination of the Executive’s employment by the Corporation on any basis, or of receipt by the Executive of the Corporation’s written request, the Executive shall promptly deliver to the Corporation all property of or belonging to or administered by the Corporation or any of the Subsidiaries including without limitation all Confidential Information of the Corporation, the Subsidiaries and their respective customers and clients that is embodied in any way, whether physical, or in electronic, magnetic, optical or other ephemeral form, and that is in the Executive’s possession or under the Executive’s control.

(c)	The Executive acknowledges and agrees that the obligations under this Section 20 are to remain in effect in perpetuity.

(d)

Nothing in this Section 20 shall preclude the Executive from disclosing or using Confidential Information of the Corporation, the Subsidiaries, or their respective customers and clients at any time if:

(i)	such Confidential Information is available to the public or in the public domain at the time of such disclosure or use, without breach of this Agreement; or

(ii)

disclosure of such Confidential Information is required to be made by any law, regulation, governmental body, or authority or by court order provided that before disclosure is made, notice of the requirement is provided to the Corporation, and to the extent possible in the circumstances, the Corporation is afforded an opportunity to dispute the requirement; or

(iii)

such Confidential Information becomes available to the Executive on a non-confidential basis from a source other than the Corporation, the Subsidiaries, or their respective customers or clients without breach of this Agreement.

          21.        Representations and Warranties

(a)	The obligations of the Executive as set forth in Sections 19 and 20 of this Agreement will be deemed to have commenced as of the date on which the Executive was first employed by the Corporation.

(b)

The Executive understands that the Corporation and the Subsidiaries have expended significant financial resources in developing their products and services and their Confidential Information.  Accordingly, a breach or threatened breach by the Executive of any of Sections 1 and 20 could result in unfair competition with the Corporation and could result in the Corporation suffering irreparable harm that can neither be calculated nor fully or adequately compensated by the recovery of damages alone. Accordingly, the Executive agrees that the Corporation will be entitled to interim and permanent injunctive relief, specific performance and other equitable remedies, in addition to any other relief to which the Corporation may become entitled.

(c)

The Executive acknowledges and agrees that the obligations under each of Sections 19 and 20 are to remain in effect in accordance with each of their terms and will exist and continue in full force and effect despite any breach or repudiation, or alleged breach or repudiation, of this Agreement or the Executive’s employment (including, without limitation, the Executive’s wrongful dismissal) by the Corporation.

          22.        Miscellaneous

(a)

Entire Agreement.  This Agreement embodies the entire Agreement and understanding between the Company and Executive relating to the subject matter hereof.  This Agreement supersedes and cancels all prior agreements between the Company and Executive, whether written or oral, relating to the employment of Executive.

(b)

Governing Law.  This Agreement is governed by the laws of the State of Florida.  In any action arising out of this Agreement, the parties stipulate and agree that the federal and or state courts serving Orange County, Florida shall have exclusive jurisdiction, and venue shall be proper therein.

(c)	Severability. If any of the provisions of this Agreement are held invalid for any reason, the remainder will not be affected and will remain in full force and effect in accordance with its terms.

(d)

Notice.  Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or sent by telecopy transmission or three (3) days after being sent by United States mail, postage prepaid to the parties at their respective address set forth below.

(i)	To the Company:

FARO TECHNOLOGIES, INC.
Attention: Chief Financial Officer
125 Technology Park
Lake Mary, FL 32746

(ii)	To Executive:

Simon Raab
FARO Technologies, Inc.
125 Technology Park
Lake Mary, FL 32746

(e)

Amendment and Waiver.  No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom it is sought to be enforced.  The failure by either party to insist upon strict performance of any provision will not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same provision at any other time, or any other provision of this Agreement.

(f)

Survival of Rights and Obligations.  All post-termination rights and obligations of the Executive and the Company pursuant to this Agreement survive the termination of this Agreement.  This Agreement shall inure to the benefit of successors and assigns.

(g)

Further Assurances.  Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably necessary in order to carry out the provisions and purposes of this Agreement.

(h)

No Strict Construction.  The parties have jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(i)	Counterparts. This Agreement may be executed in multiple counterparts, each of which is an original but which shall together constitute one and the same instrument.

(j)	Effective Date. This effective date of this Agreement shall be January 1, 2006, regardless of the actual date of signature or commencement of employment.

(k)

Notice of Termination.  If and when the Company wishes to terminate this Agreement it will issue a written notice of termination specifying the detail of its intentions and grounds for termination (“Notice of Termination”).

(l)	Notice Period. The time between the delivery of the Notice of Termination and the date of termination specified in the Company’s Notice of Termination (“Notice Period”).

                       IN WITNESS WHEREOF the parties have executed this Agreement effective the day and year set forth above.

FARO TECHNOLOGIES, INC.

By:	/s/ Jay Freeland

/s/ SimonRaab

SIMON RAAB